EXHIBIT (D)(2)(IV)

AMENDMENT NO. 3 TO

INVESTMENT MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT NO. 3 TO INVESTMENT MANAGEMENT SERVICES AGREEMENT, dated as of June 18, 2012 (this “Amendment”), by and among Columbia Management Investment Advisers, LLC (the “Investment Manager”), a Minnesota limited liability company, and Columbia Funds Series Trust I (the “Registrant”), a Massachusetts business trust, on behalf of its underlying series listed in Schedule A to the Investment Management Services Agreement, dated as of May 1, 2010, as amended from time to time (the “Agreement”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the parties wish to modify Schedule A to add a new series of the Registrant to the Agreement;

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. AMENDMENT

1.1	Schedule A. Effective as of the date hereof, Schedule A to the Agreement shall be modified by adding Columbia Risk Allocation Fund and the applicable fee rate, as set forth on Schedule A hereto.

SECTION 2. MISCELLANEOUS.

2.1.	Execution in Counterparts. This Amendment may be executed by the parties hereto in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

2.2.	Governing Law. This Amendment shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the Commonwealth of Massachusetts. Each party hereby submits to the exclusive jurisdiction of the courts of such state, and waives any objection to venue with respect to actions brought in such courts.

2.3.	Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

2.4.	Notice. This Amendment is executed by an officer of the Registrant, as an officer and not individually, and the obligations of this Amendment with respect to the Funds shall be binding upon the assets and properties of the Funds only and shall not be binding upon any of the trustees, officers, employees, agents or shareholders of the Funds individually.

(Signature Page Follows)

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.

COLUMBIA FUNDS SERIES TRUST I

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Chief Financial Officer

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Managing Director

Schedule A

Category of Portfolio Investment	Assets (in Millions)	Rate of Fee (1)

Category 1: Assets invested in affiliated mutual funds, exchange-traded funds and closed-end funds that pay an investment management services fee to the Investment Manager	N/A	0.00%

Category 2: Assets invested in exchange-traded funds and mutual funds that are not managed by the Investment Manager or its affiliates	All	0.10%

Category 3: Securities, instruments and other assets not described above, including without limitation affiliated mutual funds, exchange-traded funds and closed-end funds that do not pay an investment management services fee to the Investment Manager, third party closed-end funds, derivatives and individual securities

	$0 - $500 >$500 - $1,000 >$1,000 - $1,500 >$1,500 - $3,000 >$3,000 - $6,000 >$6,000 - $12,000 > $12,000	0.70 0.69 0.68 0.67 0.65 0.625 0.60	% % % % % % %

(1)	Annual rates based on a percentage of the Fund’s average daily net assets. In no event shall the advisory fee be negative (even if the portfolio investments in a particular category have a negative net value).